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                                                                   EXHIBIT 10.10

                          ASSIGNMENT AND SALE AGREEMENT

ASSIGNMENT AND SALE AGREEMENT ("Agreement") made and executed by and between Nortel Networks Inc. ("Nortel Networks"), a Delaware corporation, with offices at Northern Telecom Plaza, 200 Athens Way, Nashville, Tennessee 37228, on behalf of itself and any Other Nortel Companies (as defined below), and Arris Interactive L.L.C. ("Arris"), a limited liability company, with offices at 3871 Lakefield Drive, Suite 300, Suwanee, GA 30024 as of this 3rd day of August, 2001 ("Effective Date").

WHEREAS, Arris, formerly owned by Nortel Networks LLC and Antec Corporation, pursuant to a reorganization effective as of the Effective Date
("Reorganization"), is now owned by The Arris Group, Inc. and Antec Corporation; and

WHEREAS, Nortel LLC (a subsidiary of Nortel Networks) is a shareholder of The Arris Group, Inc.; and

WHEREAS, prior to the Reorganization, Nortel Networks and/or its affiliates, had entered into agreements ("Customer Agreements") with its customers ("Customers") to provide products manufactured and sold by Arris and/or related services ("Arris Products");

WHEREAS, in connection with the Reorganization, Nortel Networks agreed to (i) assign to Arris all the rights, obligations and duties under such Customer Agreements applicable to the Arris Products; and (ii) Arris agreed to buy from Nortel Networks certain inventory of Arris Products owned/licensed by Nortel Networks.

NOW, THEREFORE, for and in consideration of the premises and covenants contained herein, the parties hereto ("Parties"), intending to be legally bound thereby, do mutually agree as follows:

1.       Assignment of Customer Agreements.

1.1      Assignment as to Arris Products and Services.

a. Customer Agreements. Subject to obtaining any required consents from the Customers, Nortel Networks hereby assigns, delegates, transfers and conveys to Arris and Arris hereby accepts and agrees to perform all of Nortel Networks rights, obligations and duties under the Customer Agreements listed in Appendix A, relating to the Arris Products provided or to be provided under the Customer Agreements ("Arris Products Assigned Rights, Obligations and Duties"). For purposes of this Agreement, if corporations or business entities owned directly or indirectly by Nortel Networks Corporation, other than Nortel Networks, are Parties to any of the Customer Agreements or own a portion of the Inventory (defined below) or the German Inventory (defined below) ("Other Nortel Companies") then each reference to Nortel Networks shall be deemed to be a reference to the applicable Other Nortel Company, which is the party to the particular Customer Agreement and/or which owns the particular portion of the Arris Products Inventory.


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b.       Non-Standard Terms in Customer Agreements.  As identified in Appendix
B, certain of the Customer Agreements contain non-standard warranty periods or other non-standard terms (collectively, the "Non-Standard Terms") which will increase Arris' cost to perform such Customer Agreements following the assignment of the Customer Agreements to Arris on the Effective Date. Appendix B identifies the additional costs which Arris will incur to perform such Non-Standard Terms on and after the Effective Date. Nortel Networks will pay to Arris on a quarterly basis in arrears, commencing on October 1, 2001, within 45 days after receipt of Arris' invoice the additional costs which Arris has incurred during the prior 3 month period in performing the Non-Standard Terms but in no event shall the total of such costs paid by Nortel Networks to Arris exceed the amounts specified in Appendix B. Nortel Networks shall have the right upon 15 days notice to Arris during normal business hours to audit Arris' applicable books and records to verify Arris' costs for fulfilling the Non-Standard Terms.

c. Open Bids for Arris Products. Nortel Networks hereby assigns, transfers and conveys to Arris and Arris hereby accepts and agrees to honor and perform all of the open bids for Arris Products made by Nortel Networks on or prior to the Effective Date which open bids are in effect as of the Effective Date, as listed in Appendix C.

1.2 Consents. If not obtained prior to the Effective Date, Nortel Networks and Arris shall cooperate and use reasonable commercial efforts to obtain the consents under the Customer Agreements as required to effect the assignment of the Arris Products Assigned Rights, Obligations and Duties. If any Customer under a Customer Agreement refuses to consent to such assignment to Arris, then Nortel Networks shall retain the portion of said Customer Agreement sought to be assigned ("Fully Retained Agreements"); but as between Arris and Nortel Networks such Fully Retained Agreements shall be treated as if such partial assignment had occurred. This means that Arris shall (i) be solely responsible to perform all the Arris Products Assigned Rights, Obligations and Duties under the Fully Retained Agreements; and (ii) bear the economic risk, including without limitation, all liability for nonperformance and all risk of nonpayment and receive the economic benefit, including all revenue, of the Arris Products Assigned Rights, Obligations and Duties under the Fully Retained Agreements.

For Fully Retained Agreements the following shall apply:

a. On and after the Effective Date Nortel Networks shall act as the billing agent for Arris with respect to amounts due under the Fully Retained Agreements for Arris Products sold thereunder on and after the date hereof and shall remit to Arris all such amounts billed to and paid by the Customers under the Fully Retained Agreements, including any interest collected, within 30 days following Nortel Networks receipt of payment from the Customers. Arris shall bear the risk of non-payment of such amounts. The Parties shall cooperate in good faith to seek to resolve issues relating to any Fully Retained Agreement, which cause the Customers thereunder to withhold amounts due either Party. If despite reasonable collection effects a Customer under a Fully Retained Agreement does not pay amounts due for Arris Products within 120 days of the due date and there is no reasonable basis to believe that such nonpayment is because of problems with the Arris Products, Arris may issue a written request to Nortel Networks to commence a collection action against such Customer for the unpaid amount past due from such Customer for Arris Products. Within 30 days following such notice, Nortel Networks


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at its option shall (i) authorize Arris in writing to commence a collection action against the Customer in Nortel Networks name at Arris' sole expense for such past due amount; or (ii) Nortel Networks shall pay to Arris the past due amount in which event Nortel Networks shall be the successor to Arris with respect to the right to collect from the Customer and retain for the benefit of Nortel Networks such past due amount.

b. New orders for Arris Products placed by Customers under the Fully Retained Agreements will be accepted by Nortel Networks for Arris' benefit. Arris will be solely responsible for performance of such orders and will bear the economic risk and receive the economic benefit of such orders, as described above.

c. Nortel Networks shall use reasonable commercial efforts to obtain forecasts from the Customers under Fully Retained Agreements of their requirements for Arris Products. However, Arris accepts that such forecasts may be non-binding.

d. For the benefit of Arris title to the hardware portion of Arris Products and licenses to use the software portion of Arris Products will transfer from Arris to each Customer pursuant to and under the terms of the Fully Retained Agreements.


e. Nortel Networks will be paid a sales commission pursuant to the Sales Representation Agreement of even date herewith with respect to Fully Retained Agreements.


1.3 Non-Assigned Agreements. Nortel Networks shall retain the rights, obligations and duties with respect to the Arris Products under the customer agreements identified in Appendix D ("Non-Assigned Agreements"). For the remaining term of the Non-Assigned Agreements on and after the Effective Date, Nortel Networks shall have the right to purchase from Arris the Arris Products required for Nortel Networks to fulfill its duties and obligations under said Non-Assigned Agreements under terms, conditions and prices identical to those established under the January 1, 1997 International Products Distribution Agreement, as amended, between Arris and Nortel Networks. For the remaining term of the Non-Assigned Agreements on or after the Effective Date and the period on or after the Effective Date of any support or other service obligations relating to or for the Arris Products sold under the Non-Assigned Agreements, as requested by Nortel Networks Arris shall perform on a subcontract basis all services under the Non-Assigned Agreements relating to or for the Arris Products sold under the Non-Assigned Agreements, including without limitation, site surveys, quotation services, configuration services, delivery services, installation services, implementation services, cutover and acceptance testing services, warranty services, extended warranty services, post-warranty support services, hardware repair and return services, technical assistance services and training services (collectively, "Support Services"). Arris shall perform the Support Services in accordance with the standards and other terms of the Non-Assigned Agreements or other applicable services agreements between Nortel Networks and such customers covering the Arris Products sold to such customers, or, if no service standards are specified in the Non-Assigned Agreements or other services agreements covering particular Support Services, in accordance with Nortel Networks' customary services standards under which the particular Support Services are generally offered to customers in the same geographic areas. The prices to be charged by Arris


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to Nortel Networks for the performance of the Support Services shall be the lowest prices changed by Arris to any customer for the same type of services and such prices shall be invoiced by Arris to Nortel Networks and paid by Nortel Networks to Arris on payment terms identical to those specified in the Non-Assigned Agreements or other applicable services agreements between Nortel Networks and such customers.

2.       Work in Process Orders.

The portion of orders for the sale of Arris Products under the Customer Agreements placed and shipped prior to the Effective Date under which Nortel Networks has commenced the performance of billable work prior to the Effective Date, i.e. the installation of the Arris Products ("WIP") shall be retained and performed by Nortel Networks up to the date that the Customer accepts the Arris Products in such shipment. Upon the date of such acceptance ("Assignment Date"), all warranty obligations and all other executory duties and obligations and associated rights ("Remaining Obligations") in connection with WIP shall be assigned to Arris as described in Sections 1.1 and 1.2. Nortel Networks will invoice the Customers for the Arris Products provided in connection with WIP and shall retain for itself the price of such the Arris Products. Any Arris Products used by Nortel Networks to fulfill WIP shall be deducted from the Arris Products inventory sold to Arris pursuant to Section 4.

3.       Limitation of Liability and Indemnity.

3.1 Limitation of Liability. Except for Arris' indemnity obligations pursuant to Section 3.2, neither Party shall be liable to the other Party for any special, consequential, indirect or incidental damages, including without limitation, loss of revenues, loss of profits or loss of business arising out of or relating to this Agreement.

3.2 Indemnity. Arris shall indemnify, defend and hold harmless Nortel Networks with respect to any claims, suits or proceedings, threatened or brought by a Customer under the Customer Agreements or any other third party (and all resulting liabilities, damages, costs or expenses, including attorneys fees) arising out of or relating to the Arris Products Assigned Rights, Obligations and Duties under the Customer Agreements, including the Fully Retained Agreements, on or after the Effective Date or Arris' performance or non-performance thereof.


3.3 Force Majeure. Neither Party shall be responsible for any delay or failure of performance under this Agreement caused by events or circumstances beyond such Party's control and which may not be overcome by due diligence.

4.       Arris Products Inventory and German Inventory.

With respect to the Arris Products "Inventory" (as that term is defined in Schedule 8.01(f) of the First Amendment to Agreement and Plan of Reorganization by and among Antec Corporation, Nortel Networks, Arris and certain other parties, dated April 9, 2001 (the "First Amendment")), Arris shall take possession of and purchase such Inventory in the manner described in Schedule 8.01(f) of the First Amendment. With respect to the "German Inventory" (as that term is defined in Schedule 8.01(f) of the First Amendment), Arris shall purchase such Germany Inventory in the


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manner describe in Schedule 8.01(f) of the First Amendment. Risk of loss or damage to the Inventory shall pass to Arris on the date of delivery to Arris' warehouses as described in Schedule 8.01(f) of the First Amendment. Risk of loss or damage to each portion of the German Inventory purchased by Arris shall pass to Arris on the date of delivery to a carrier at Nortel Networks point of shipment to Arris. Title to the Inventory shall pass to Arris on the Effective Date, as provided in Schedule 8.01(f). For each order from Arris for German Inventory, title to the German Inventory in such order shall pass to Arris on the date Arris pays to Nortel the purchase price of the German Inventory in the order. The purchase prices and payment terms for the Inventory are specified in
Schedule 8.01(f) of the First Amendment. The purchase prices of the German Inventory are specified in Schedule 8.01(f) of the First Amendment. The purchase price of each order for the German Inventory placed by Arris shall be invoiced by Nortel Networks to Arris upon shipment of the order to Arris and each such invoice shall be paid by Arris to Nortel Networks within 30 days following invoice date. In the event that any payment to be made by Arris to Nortel Networks for the German Inventory is not made timely and in full, the overdue amount shall bear interest, from the date due until paid in full, at a rate per annum equal to the lesser of (A) 12% per annum or (B) the maximum lawful rate.

5.       Insurance.

So long as any Customer Agreement remains in effect, Arris shall maintain public liability insurance with coverage of not less than $10 million per occurrence for claims for damages for personal injury, including death, or damage to property which may arise or result from Arris' performance of the Arris Products Assigned Rights, Obligations and Duties under the Customer Agreements (including the Fully Retained Agreements). Arris shall name Nortel Networks as an additional insured under the coverage specified in the preceding sentence. Promptly following the Effective Date, Arris shall furnish Nortel Networks with certificates of insurance evidencing such insurance coverage. Such certificates of insurance shall provide for 30 days prior written notice from the insurer to Nortel Networks of any non-renewal of, cancellation of or reduction or material change in such insurance coverage.

6.       No Warranties or Representations.

Nortel Networks makes no warranties or representations of any nature, statutory, express or implied, with respect to the Arris Products Assign Rights, Obligations and Duties or the Inventory or the German Inventory. Arris acknowledges that Arris has been provided with copies of the Customer Agreements and the Non-Assigned Agreements.

7.       Amounts Due from Nortel Networks.

All amounts that become due and payable by Nortel Networks to Arris under this Agreement shall be credited against amounts due and payable or to become due and payable by Arris to Nortel Networks under this Agreement or any other agreement in effect between any Nortel Networks entity and Arris.


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8.       General.

8.1 This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to constitute an original but all of which when taken together shall constitute one and the same instrument.

8.2 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, without regard to the conflict of law principles thereof.

8.3 The Parties hereby irrevocably waive any and all rights to a trial by jury in any proceeding arising out of or relating to this Agreement.

8.4 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Party shall assign this Agreement or any of their rights, duties, or obligations hereunder without the prior written consent of the other Party, except that an assignment to an affiliate of a Party shall require prior notice to, but not consent from, the other Party.

8.5 Except as otherwise provided herein, each Party hereto will bear all expenses incurred by it in connection with its performance under this Agreement.

8.6 All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given one the date of delivery, if personally delivered, three business days after being mailed by registered or certified mail (return receipt requested) or one business day after being sent by receipted overnight courier to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party hereto.

                  If to Arris:

                  Arris Interactive L.L.C.
                  3871 Lakefield Drive
                  Suite 300
                  Suwanee, GA 30024
                  Attention: President

                  If to Nortel Networks

                  Nortel Networks Inc.
                  5555 Windward Parkway
                  Suite B
                  Alpharetta, GA 30004
                  Attention: VP Marketing, Local Internet

                  With a copy to:

                  Legal Department
                  Nortel Networks Inc.


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                  2221 Lakeside Blvd.
                  Richardson, TX 75082
                  Attention: Lead Counsel, Supply Management

8.7 This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions between them. Neither Party hereto shall be bound by any conditions, definitions, representations, or understandings with respect to such subject matter other than as expressly provided herein.

8.8 No agreement or understanding amending, revising or otherwise changing the terms and conditions hereof shall be binding unless in writing and signed by a duly-authorized representative of each Party

8.9 The failure on the part of either Party to exercise any right hereunder shall not constitute a waiver of any such right.

8.10 The provisions of this Agreement shall be held in confidence by the Parties and only disclosed as may be agreed to by the Parties or as may be required by applicable law. Neither Party shall make public statements or issue publicity or media releases with regard to this Agreement without the prior written approval of the other Party, which approval shall not to be unreasonably withheld.

8.11 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability; without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad that it is enforceable.


                           [Signature Page to Follow]


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IN WITNESS WHEREOF, the Parties hereto have caused this Assignment and Sale
Agreement to be duly executed by their authorized representatives as of the Effective Date.


NORTEL NETWORKS INC.                     ARRIS INTERACTIVE L.L.C.



By: /s/ Craig Johnson                    By: /s/ David Potts
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Name:                                    Name:
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Title:                                   Title:
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